AMENDMENT NO. 2
TO
SUBADVISORY AGREEMENT


        This AMENDMENT NO. 2 TO
SUBADVISORY AGREEMENT is dated as of
October 2, 2007, by and between AIG
SUNAMERICA ASSET MANAGEMENT
CORP., a Delaware corporation (the Adviser), and
FRANKLIN ADVISERS, INC., a California
corporation (the Subadviser).

W I T N E S S E T H:

        WHEREAS, the Adviser and Season Series
Trust, a Massachusetts business trust (the Trust), have entered into an Investment Advisory and Management Agreement dated as of January 1,
1999, as amended from time to time (the Advisory
Agreement), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to it which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement;

        WHEREAS, the Adviser and the Subadviser
are parties to a Subadvisory Agreement dated
February 14, 2005, as amended from time to time
(the Subadvisory Agreement), pursuant to which the Subadviser furnishes investment advisory services to certain series (the Portfolios) of the Trust, as listed on Schedule A of the Subadvisory
Agreement;

        WHEREAS, the parties desire to amend the Subadvisory Agreement to comply with the requirements of rules 17a-10, 10f-3, 12d3-1 and 17e-1 under the Investment Company Act of 1940, as amended, relating to certain exemptions available for transactions with subadvisory affiliates; and

        WHEREAS, the Board of Trustees of the
Trust has approved this Amendment to the Subadvisory Agreement and it is not required to be approved by the shareholders of the Portfolios.

        NOW, THEREFORE, it is hereby agreed
between the parties hereto as follows:

1.	The following provision is inserted
in Section 1 of the Subadvisory Agreement:

The Subadviser also represents and
warrants that in furnishing services
hereunder, the Subadviser will not
consult with any other subadviser of
the Portfolios or other series of the
Trust, to the extent any other
subadvisers are engaged by the
Adviser, or any other subadvisers to
other investments companies that are
under common control with the
Trust, concerning transactions of the
Portfolios in securities or other assets except: (i) for purposes of complying with the conditions of paragraphs (a) and (b) of rule 12d3-1 under the Act; and (ii) such consultations are permitted between the current and successor sub-advisers of the Fund in order to effect an orderly transition of sub-advisory duties so long as such consultations are not concerning transactions prohibited by
Section 17(a) of the Act.

2.	Counterparts.	This
Amendment may be executed in two or
more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.	Full Force and Effect.	Except
as expressly supplemented, amended or
consented to hereby, all of the
representations, warranties, terms,
covenants, and conditions of the
Subadvisory Agreement shall remain
unchanged and shall continue to be in full force and effect.

4.	Miscellaneous.	Capitalized
terms used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

       IN WITNESS WHEREOF, the parties
have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

				AIG
SUNAMERICA ASSET MANAGEMENT
CORP.

				By: /s/ PETER A.
HARBECK
				Name:	Peter A.
Harbeck
				Title:	President &
CEO


				FRANKLIN
ADVISERS, INC.

				By: /s/ EDWARD B.
JAMIESON
				Name:	Edward B.
Jamieson
				Title:
	President/Chief Investment Officer




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P:\PUBLIC\PRODLAW\Securities Compliance\Seasons
Series Trust\Agreements\Subadvisory Agreements\
Franklin Advisors\Franklin Advisors- Amendment 2 to Subadvisory Agreement 10-02-07.doc